Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Reports Results for Fiscal 2005

•	Approvable letter received from FDA for NitroMist™.
•	Anticipated approval second quarter 2006.
•	Accelerated spending on R&D
•	Successful delivery of three key pipeline drugs demonstrated in human pilot pharmacokinetic studies
•	May 2005 private financing provides additional $6.3 million in cash

Flemington, NJ, October 25, 2005 – NovaDel Pharma Inc. (AMX: NVD) reported results for the fiscal year ended July 31, 2005.

The net loss for the fiscal year ended July 31, 2005 was $9.5 million, or 27 cents per share, compared to a net loss of $6.3 million, or 24 cents per share, last year.  Increased research and development expenses during the year were driven by expenditures related to the continued development and commercialization of the company’s product pipeline.  General and administrative expenses also increased for the year, primarily related to increased compensation expenses associated with hiring additional employees, and to increased legal fees associated with the filing of additional patent applications.  Cash, cash equivalents and investment securities as of July 31, 2005 were $8.2 million.

Company highlights for 2005 include the following product development and business achievements:

•	Entered into two new strategic alliances:

o	License agreement with Hana Biosciences: In October 2004, we entered into a 20-year license and development agreement with Hana Biosciences, Inc. Hana will develop and market the company’s oral spray version of ondansetron (which will be called Zensana™). Ondansetron is the most widely prescribed anti-emetic for preventing chemotherapy-induced nausea and vomiting. Hana projects a US launch for Zensana™ in early 2007.
o	License agreement with Velcera Pharmaceuticals: In September 2004, we granted an exclusive worldwide 20-year license for our proprietary oral spray technology to Velcera Pharmaceuticals, Inc. for development of innovative veterinary medicines.

•	Completed three human proof of concept pharmacokinetic studies for oral spray versions of (i) zolpidem (Ambien®); (ii) ondansetron (Zofran®); and (iii) alprazolam (Xanax®). In each study, NovaDel demonstrated the ability to achieve rapid blood levels of these drugs via the oral spray technology.

•	Received FDA approvable letter for our NitroMist™ NDA. An approval is possible by the second quarter of 2006 followed by the US launch of the product.

•	Completed three pre-IND meetings with the FDA, including meetings for the following oral spray candidates: (i) sumatriptan (Imitrex®); (ii) zolpidem (Ambien®); and (iii) ondansetron (Zofran®).

•	Completed a financing with approximately $6.3 million of net proceeds.

•	Addition of new Chief Financial Officer

•	Appointment of a new Chief Operating Officer, Dr. Jan Egberts, MD, who will succeed Dr. Shangold as President and Chief Executive Officer effective as of December 23, 2005.

“The Company has made strong progress in multiple areas this year and is well positioned to capitalize on its product portfolio,” stated Dr. Gary Shangold, President and CEO of NovaDel.  Dr. Egberts, who will assume the role of Chief Executive Officer in December 2005, added “As I assume my new role, I look forward to working together with the management team and the board to finalize and implement our business strategy.”

NitroMist™  is a pending trademark of Par Pharmaceutical Companies, Inc.
Zensana™ is a pending trademark of Hana Biosciences, Inc.
Ambien® is a registered trademark of Sanofi-Aventis.
Zofran® is a registered trademark of GlaxoSmithKline, Inc.
Xanax® is a registered trademark of Pfizer, Inc.
Imitrex® is a registered trademark of GlaxoSmithKline, Inc.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information
NovaDel Pharma Inc.	Investor Contact:
Michael Spicer	John Nesbett
Chief Financial Officer	The Investor Relations Group
908) 782-3431 ext. 2550	(212) 825-3210